Exhibit 99.1
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                           [INSERT PRESS RELEASE HERE]


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For Immediate Release

BSD Medical Corporation Sells Its Holdings in TherMatrx, Inc.

         SALT LAKE CITY, June 15, 2004--BSD Medical Corp. (OTCBB:BSDM) today reported that American Medical Systems Holdings, Inc. (NASDAQ:AMMD) has agreed to acquire TherMatrx, Inc. for $40 million in cash at closing plus future payments contingent upon the combined entity's future sales of TherMatrx products. The sale includes all of BSD Medical's holdings in TherMatrx, Inc. BSD's initial cash payment at the time of closing (after the withholding of escrow funds and the payment of other initial obligations) is projected to be approximately $9 million. BSD will receive future contingent payments. Contingent payments to TherMatrx shareholders will be four times quarterly sales of TherMatrx products through the six quarters ending December 2005. BSD will begin to receive quarterly contingent payments when the accumulated value of four times quarterly sales has satisfied and exceeded the initial $40 million non-refundable payment. The maximum to be paid for TherMatrx will not exceed $250 million.

         Hyrum A. Mead, president of BSD Medical Corporation, said, "The sale of TherMatrx is the successful conclusion of a well-executed effort to create value through our internal technological expertise, and thereby provide the financial resources needed to build our primary business, cancer therapy." BSD Medical has obtained FDA approval for one line of cancer therapy systems and is preparing the FDA submission for a second. The company is also engaged in other development projects.

         The core technology of BSD Medical Corp. is its leadership role in the development of microwave systems for medical purposes. This technology has application to a number of therapies besides the treatment of cancer. In the case of TherMatrx, BSD technology provided a safe, minimally-invasive solution for symptoms of benign prostatic hyperplasia (BPH), known commonly as "enlarged prostate." Symptoms of this condition affect 70% of men over age 65.

         Cancer is the second leading cause of death and approximately half of cancer victims continue to die from the disease. To learn more about BSD Medical Corporation and how its systems are used in cancer therapy visit www.bsdmc.com.
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         Statements about projected cash payments,  contingent payments,  future
FDA approvals, and future technological or therapy developments are forward looking statements subject to risks and uncertainties, including the successful closing of the described sale, the future sales level of TherMatrx products, unpredictable rulings by the FDA, and the successful conclusion of research and development efforts. These risks and others are more fully described in the company's Form 10-KSB filing for the year ended August 31, 2003, and its other SEC filings. All such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from anticipated results.

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